Inveresk Research Group, Inc.
Script for the Q4 and Full-Year 2003 Earnings Call
February 3, 2004

Good morning ladies and gentlemen and welcome to the web cast of Inveresk Research Group’s results for the fourth quarter and full year of 2003. Presenting from the Company will be Dr Walter Nimmo, President and Chief Executive Officer and Mr Paul Cowan, Chief Financial Officer.

The presentation will be presented simultaneously over the internet with access via the Company’s website at www.inveresk.com. An opportunity will be given for questions to be asked following the presentation.

Statements contained in this presentation that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Factors that might cause such a difference include, but are not limited to, risks associated with: the reduction in research and development activities by pharmaceutical and biotechnology clients, changes in government regulations, the effects of interest rate and foreign exchange rate fluctuations, our ability to attract and retain employees, the loss or delay of contracts due to economic uncertainty or other factors, our ability to efficiently manage backlog, our ability to expand our business through strategic acquisitions, competition within the industry and the potential adverse impact of health care reform. Further information about these risks and uncertainties can be found in the information included in the company’s recent filings with the Securities and Exchange Commission, including the company’s S-3 Registration Statement and Form 10-K.

This presentation includes supplemental financial information which may contain references to non-GAAP financial measures as defined by Regulation G of the SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles is set out in our earnings press release dated February 2, 2004. We present this non-GAAP supplemental financial information because we believe it is of interest to the investment community and provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s consolidated statements of operations for the three and twelve month periods ended December 31, 2003 and 2002.

Today’s presentation will take place in three parts. Dr Walter Nimmo will present the operational overview and 2004 guidance for the Company and Mr Paul Cowan will present the financial overview. With that I would now like to introduce Dr Walter Nimmo.

Good morning everyone and welcome to this presentation of the financial results of the Inveresk Research Group for the three and twelve month periods ended December 31, 2003.

Whilst 2003 has brought its challenges, we are pleased to report strong results for the quarter and full year in terms of profits and cash flows for the Inveresk Research Group.

In the fourth quarter we recorded net service revenues of $77.2 million, a 33% increase from the corresponding period in 2002. On a reported basis diluted earnings per share were $0.29. On a pro forma basis, excluding restructuring costs relating to the recently acquired PharmaResearch acquisition, diluted earnings per share amounted to $0.30, a 20% increase compared with 2002.

In the fourth quarter net service revenue in our pre-clinical business increased by 19.1% to $43.0 million. In constant dollar terms net service revenues in Pre-clinical increased by 4% in the fourth quarter compared with 2002. This reflects a combination of:

(i)	the outstanding performance of Pre-clinical in 2002;

(ii)	the continued strong trading performance of our European pre-clinical operations; and

(iii)	the business mix tending towards more general toxicology than specialist toxicology at CTBR, our North American pre-clinical operations, which we had forecast previously. Strong new business signings experienced in North America during the third and fourth quarters will lead to a more favourable business mix at CTBR in the early part of 2004 and beyond.

In our Clinical business net service revenue increased by 57% in the fourth quarter to $34.2 million compared with 2002. This reflects the continued underlying strength of demand for the services offered by the Inveresk clinical business, the benefit of a full quarter’s revenues from the PharmaResearch acquisition completed in July and some favourable project completions in the fourth quarter.

Cost savings and underlying growth combined in our Clinical business to drive operating margins up by 2.7% from the third quarter of 2003, to 13%.

For the full year net service revenue increased by 22% to $272.5 million. Reported earnings per share on a fully diluted basis amounted to $1.01. On a pro forma basis, diluted earnings per share in 2003 amounted to $1.07, an increase of 22% compared with 2002.

Despite adverse foreign exchange rate movements and volatility affecting the North American pre-clinical market, our Pre-clinical business produced yet another very strong operating and financial performance in 2003. In terms of operating margins it remains the most profitable drug development services group in its sector. We should also remember that 2002 was an exceptionally good year for the pre-clinical business.

The first stages of our current expansions at both our Montreal and Edinburgh facilities were brought on stream in 2003, with the new facilities being fully occupied soon thereafter. Stage 2 of the current expansion is now underway at both facilities involving increased capacity for both our toxicology and our laboratory sciences businesses. These new facilities are forecast to be completed in the third quarter of 2004 and the first quarter of 2005.

We maintained the improvement in operating performance within the heritage Inveresk clinical business during 2003 and added significantly to it with the acquisition of PharmaResearch in July. The integration plans for the PharmaResearch acquisition are now complete with annualised cost savings of $5.0 to $6.0 million forecast to be realized by the enlarged business. Fourth quarter new business signings were very strong for this business reflecting its greater scale in the market place.

In November we completed an offering of 11,500,000 shares, with 1,000,000 primary shares being sold and 10,500,000 secondary shares. As a consequence of this transaction we increased significantly the free float in our shares whilst reducing the shareholding of Candover, our largest shareholder, to less than 25%.

In 2003 we experienced exceptionally strong demand for our services, particularly in the latter half of the year. For the full year, new business signings totaled $331 million, with signings of $108 million being recorded in the fourth quarter.

Moving on to discuss in more detail the breakdown of our net service revenue, you can see that in 2003 Pre-clinical accounted for 60% of net service revenue and Clinical accounted for 40%.

Looking at revenues by client type year-to-date, pharmaceutical companies accounted for 55%, biotechnology companies accounted for 33% and other companies, predominantly agro-chemical, veterinary and chemical related work, accounted for the remaining 12% of net service revenue.

57% of our revenues were derived from clients based in the USA, 33% from Europe, 7% from Japan and 3% from the rest of the world during the same period.

You will see from the next slide that we have maintained our core strategy to have a highly diverse client base.

In 2003 our biggest client accounted for 8.5% of net service revenues. Our five largest clients accounted for 20.7% of net service revenues and our top 20 clients accounted for only 39.7% of net service revenue, below 40% for the first time.

We would continue to emphasise that revenues earned from our biggest clients are spread over multiple service offerings and also over multiple research and development programs.

This next slide compares our moving annual total of new signed contracts or cumulative, last twelve months’ new business signings with net service revenues over the same period. As you can see, cumulative new business signings totaled $331 million in 2003 compared with revenues of $273 million in the same period. This signings data are net of cancellations.

The key to the future success of our business is how quickly we can replace recorded revenue with new signed business. Seasonal factors, however, make it important, to look at signings on a rolling twelve month basis, rather than from quarter to quarter.

Confirmed backlog at December 31, 2003 was $285 million, compared with $210 million at December 31, 2002. Because of the short-term nature of large parts of our pre-clinical and Phase I businesses, we prefer to use new business signings as the leading indicator of the underlying health of our businesses.

I would now like to turn the call over to Paul Cowan, our Chief Financial Officer, for a financial overview of the fourth quarter and for the full year.

Thank you Walter and good morning ladies and gentlemen.

In the fourth quarter of 2003 Inveresk recorded net service revenues of $77.2 million, of which:

(i)	Pre-clinical accounted for $43 million, an increase of 19% year on year; and

(ii)	Clinical accounted for $34.2 million, and increase of 57% year on year.

For the whole of 2003, Inveresk recorded net service revenue of $272.5 million, comprising:

(i)	Pre-clinical revenues of $163.1 million, an increase of 15% year on year; and

(ii)	Clinical revenues of $109.3 million, and increase of 36% year on year.

On a constant dollar basis, the Pre-clinical business recorded a 4% increase in net service revenue in 2003 compared with 2002. Our European operations saw revenues increase 11% on a constant dollar basis whilst the North American operations decreased by 1%. The performance of the North American operations should be looked at in the context of an exceptionally strong 2002 performance where net service revenues in the same operations increased by 33% compared with 2001 in constant dollar terms.

On a constant dollar basis, Clinical recorded a 31% increase in net service revenue in 2003 compared with 2002. This increase reflects the impact of the PharmaResearch acquisition and continued strength in demand for the services of our Clinical business.

In the fourth quarter, Pre-clinical recorded income from operations of $11.0 million, compared with $10.9 million in 2002. In the same period, Clinical recorded income from operations of $4.4 million, compared with $3.1 million during the same period in 2002. Overall, the Company recorded pro forma income from operations of $13.1 million in the fourth quarter compared with $12.0 million in the corresponding period in 2002.

On a full-year basis, Pre-clinical recorded income from operations of $43.6 million, compared with $43.5 million in 2002, whilst Clinical recorded income from operations of $12.5 million compared with $9.0 million. Overall, the Company recorded pro forma income from operations of $47.9 million compared with $45.6 million in 2002. Pro forma results in 2003 exclude the effect of our withdrawn share offering in March and the restructuring costs associated with the PharmaResearch acquisition.

Looking at the profitability of each business segment in the fourth quarter, you will see that Pre-clinical generated an operating margin of 25.5% in the fourth quarter of 2003. Our European pre-clinical operations continued to trade very strongly in the fourth quarter, seeing the benefit of a continued improvement in business mix and the expansion it completed in the third quarter. Despite adverse foreign exchange and business mix issues in the fourth quarter, CTBR continued to deliver a highly creditable operating performance in the fourth quarter. Strong signings in the latter part of 2003 at CTBR will lead to a more favourable business mix in the early part of 2004.

Clinical generated an operating margin of 13.0% in the fourth quarter, 14.0% before amortization of intangibles, compared with 10.3% in the third quarter and 14.3% in 2002. The decline from 2002 reflects the impact of acquiring the lower margin PharmaResearch business and the effect of amortizing intangibles on this acquisition, whilst the sequential improvement from the third quarter reflects the strong revenue performance in the fourth quarter, the early benefits derived from the integration of PharmaResearch and the effect of some favourable project completions during the period.

Pre-clinical recorded an operating margin of 26.7% in 2003, down from 30.6% in 2002. This reflects the exceptionally strong results this business achieved in 2002, the continuing strength of the European pre-clinical business and the impact of adverse exchange rate movements, mix in the fourth quarter and the volatile business environment experienced in North America during the early part of 2003.

Our clinical operations recorded an operating margin of 11.4% during 2003, 11.9% before amortization of intangibles. This compares to an operating margin of 11.3% in 2002.

Inveresk maintained its strong capitalization and cash flows in 2003. At year end the Company had gross financial debt of $58.8 million and cash and equivalents of $24.6 million. In the fourth quarter, the Company retired $13.0 million of its term debt ahead of schedule, leaving it with $75 million of unutilized credit facilities at December 31, 2003. At year end, gross debt to book capitalization amounted to 20.1%, down from 30.8% at the end of 2002.

Operating cash flow in 2003 amounted to $56.3 million, compared with $51.2 million in 2002. During the same period, capital expenditure on an accruals basis amounted to $30.4 million, the majority of which was accounted for by the group’s expansion or efficiency programs. Net days sales outstanding at year end were 28, compared to 30 at the end of 2002.

I will now hand you back to Walter Nimmo who will present the Company’s earnings guidance for 2004.

Ladies and gentlemen, in 2004 Inveresk is forecasting net service revenue of $335 — $340 million, an increase of 23% to 25%. Diluted earnings per share for 2004 are forecast to be $1.30 to $1.34, representing an increase of 22% to 25% compared with 2003. Historically our first quarter results have been impacted by seasonal factors. Consequently, in the first quarter of 2004 diluted earnings per share are forecast to be $0.27 to $0.28.

Cash flows are forecast to remain strong. With the completion of our current expansions in both Montreal and Edinburgh expected this year or early next year, capital expenditure is forecast to increase to $35 million in 2004. This will be funded comfortably out of internal cash flows.

Inveresk continues to benefit from a number of near-term growth opportunities:

➢	We see continued strength in demand for our Pre-clinical and Clinical development services, and this is underpinned by the strength of our new business signings in the latter part of 2003;

➢	We will continue to maintain our focus on specialist, high value services; drive market share gain through our global capability and continue the expansion of our pre-clinical business segment;

➢	We will experience in 2004 the full-year impact of the PharmResearch acquisition and the integration benefits to be derived from it;

➢	We are experiencing renewed strength in the North American pre-clinical market for specialist and general toxicology services. This will be augmented by completion of our current expansion plans in Edinburgh and Montreal during 2004 and early 2005;

➢	There remains an opportunity to drive revenue and EPS growth through further disciplined M&A activity; and

➢	We will continue our strategy to maintain a diverse revenue and client base.

Ongoing expansion of our pre-clinical operations and the greater strength in the market place of our clinical operations following the PharmaResearch acquisition will continue to realize benefits for the Company in 2004. Combined with health enquiry levels and the strength of new business signings in 2003, these factors give us confidence in our ability to meet our targets in 2004.

Ladies and gentlemen, that is the end of our presentation. I would now like to invite questions from the participants in our conference call.